STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaw does hereby certify:

FIRST: That at a meeting of the Board of Directors of Cattleman's,Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One " so that, as amended, said Article shall be and read as follows:

DOES HEREBY CERTIFY:

"1. The name of the Corporation is Omoplata Inc. (the "Corporation")."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth " so that, as amended, said Article shall be and read as follows:

"Effective as of 5:00 EST on the filing date of this Certificate of Amendment with the Secretary of State of the State of Delaware ("Effective Time"), every One hundred (100) outstanding shares of Common Stock, par value $0.001, of the Corporation issued anc outstanding or held in the treasury of the Corporation as of the Effective Time will automatically be combined reclassified and changed into one (1) fully paid and non-assessable share of Common Stock, par value $0.001; provided, however, that no fractiona shares shall be issued. Stockholders who would otherwise be entitled to a fractional share will receive one whole share of common stock in lieu of such fraction. No other exchange, reclassification or cancellation of issued shares shall be affected by this Amendm

The aggregate number of Shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of commo stock having a par value of one tenth of a cent(.001) per a share and Ten Million (10,000,000) shares of preferred stock have a par value of one cent (.01)."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted i favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of July , 2010

By: ______________________

Authorized Office r

Title President

Name: Peter Klamka

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:20 PM 07/15/2010
FILED 02:20 PM 07/15/2010
SRV 100744756 - 2269128 FILE